SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                April 17, 2000
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                            Merrill Lynch & Co., Inc.
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             (Exact Name of Registrant as Specified in its Charter)

        Delaware                       1-7182                    13-2740599
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   (State or Other                  (Commission              (I.R.S. Employer
   Jurisdiction of                   File Number)           Identification No.)
    Incorporation)

4 World Financial Center, New York, New York                       10080
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(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:           (212) 449-1000
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    World Financial Center, North Tower, New York, New York 10281-1332
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     (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events
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Filed herewith is the Preliminary  Unaudited Earnings Summary, as contained in a press release dated April 17, 2000, for Merrill Lynch & Co., Inc. ("Merrill Lynch") for the three-month period ended March 31, 2000. The results of operations set forth therein for such period are unaudited. All adjustments, consisting only of normal recurring accruals that are, in the opinion of management, necessary for a fair presentation of the results of operations for the period presented, have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of March 31, 2000 were approximately $425 million, $14.0 billion, $56.9 billion, $2.7 billion, and $36.37, respectively.

On April 17, 2000, Merrill Lynch reported record quarterly net earnings of $1.037 billion, up 70% from the $609 million reported in the 1999 first quarter, and surpassing the previous record of $764 million set in the 1999 fourth quarter. Earnings per common share were $2.69 basic and $2.38 diluted, compared with $1.65 basic and $1.44 diluted in the 1999 first quarter.

Annualized return on average common equity was approximately 31.1%, compared with 24.6% in the first quarter a year ago. The pre-tax profit margin of 21.7% for the quarter was the highest level reported since the full year 1993 and the first quarter of 1994.

The company also announced that its Board of Directors declared a quarterly cash dividend of $0.30 per common share, an 11% increase from $0.27 per common share in the previous quarter. The dividend is payable May 24, 2000 to common shareholders of record as of May 5, 2000.

Net revenues reached a record $7.2 billion, up 38% from the 1999 first quarter, as new highs were achieved in most categories, including commissions, principal transactions, asset management and portfolio service fees, and net interest.

Commissions revenues were a record $2.2 billion, up 37% from the 1999 first quarter, mainly due to increased global trading volume of listed securities and higher mutual fund sales.

Principal transaction revenues reached a new quarterly high of $1.8 billion, up 24% from the previous record reported in the 1999 first quarter. Equity trading revenues achieved record levels as a result of exceptionally high trading volume in both US and non-US equities and equity derivatives. The debt trading businesses were also strong, benefiting from improved global market conditions.


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Investment  banking  revenues  rose  57% from the  1999  first  quarter  to $996 million, as a result of an increase in equity underwriting revenues. Strategic advisory service revenues increased from the 1999 first quarter due to higher levels of activity, particularly in Europe.

Asset management and portfolio service fees increased 25% from the 1999 first quarter to a record $1.4 billion. Asset management fees were up 21% from a year ago. Portfolio service fees increased 45% from the 1999 first quarter as fee-based assets continued to grow, principally Unlimited Advantage (Service Mark) and Merrill Lynch Consults (Registered Trademark).

Other revenues were up 80% from the first quarter of 1999 to $238 million, primarily as a result of higher income from partnership investments and net investment gains.

Net interest profit was $684 million, up significantly from the 1999 first quarter, but only marginally above the fourth quarter level. The year-over-year increase was due to higher dividends, increased customer lending balances, and changes in the asset/liability mix.

Compensation and benefits rose 38% from the 1999 first quarter to $3.8 billion, as increased profitability led to higher incentive compensation. Compensation and benefits were 52.5% of net revenues for the first quarter of 2000, virtually unchanged from the first quarter of 1999.

Non-compensation expenses were 25.7% of net revenues for the first quarter, a record low ratio and down from 28.6% for the comparable period in 1999.

Communications and technology expenses totaled $578 million, up 20% from the 1999 first quarter, as a result of increased systems consulting costs, higher technology-related depreciation, and increased communication maintenance costs.

Occupancy and related depreciation was $250 million, up from $227 million in the 1999 first quarter.

Advertising and market development expenses increased 61% from the comparable quarter a year ago to $244 million, due to higher travel and entertainment expenses and sales promotion costs associated with increased business activity, as well as higher advertising costs resulting from the launch of new products and a new corporate branding campaign.

Brokerage, clearing, and exchange fees increased 25% to $192 million, largely due to increased transaction volume.

Professional fees were $147 million, up $30 million from the 1999 first quarter and down 10% from the prior quarter.

Goodwill amortization was $56 million in the first quarter of 2000. Other expenses were $397 million, increasing 24% from the 1999 first quarter due to higher provisions related to various matters and increased business activity.

The effective tax rate in the quarter was 31.0%.

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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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         (c)      Exhibits
                  --------

                  (99)     Additional Exhibits

                           (i) Preliminary Unaudited Earnings Summary for the three-month period ended March 31, 2000.



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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                                    MERRILL LYNCH & CO., INC.
                                                --------------------------------
                                                         (Registrant)




                                          By:  /s/ Thomas H. Patrick
                                               ---------------------------------
                                                   Thomas H. Patrick
                                                   Executive Vice President and
                                                   Chief Financial Officer

Date:  April 17, 2000






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                                  EXHIBIT INDEX

Exhibit No.       Description                                             Page
-----------       -----------                                             ----

(99)              Additional Exhibits

                  (i)   Preliminary Unaudited Earnings Summary for
                        the three-month period ended March 31, 2000.        7



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